EXHIBIT 10.1

WAIVER AGREEMENT

This Waiver Agreement is entered into between Catheter Precision, Inc., a Delaware corporation (the “Company”), and the Jenkins Family Charitable Institute, a family charitable entity formed in the state of Louisiana (the “Institute”), effective October 29, 2024.

The Institute is the holder of 235,000 pre-funded warrants (the “Warrants”) of the Company which were acquired from the Company in an underwritten public offering on September 3, 2024.  The Warrants were issued in uncertificated form, and the Institute is the record holder of the Warrants as shown on the records of the Company.  Section 2(e) of the Warrants contains a beneficial ownership limitation which prohibits the Institute from exercising the Warrants to the extent that it would beneficially own more than 9.99% of the Company’s outstanding common stock immediately after the exercise.  The Institute has requested that the Company waive this beneficial ownership limitation and allow the Institute to exercise all of its Warrants to purchase an aggregate of 235,000 shares of Company common stock.  In consideration of this waiver, the Institute has agreed to exercise all of its Warrants and to provide the Company with the aggregate exercise price for the Warrants as soon as reasonably commercially feasible.

In consideration of the foregoing, the Company does hereby waive the beneficial ownership limitation contained in Section 2(e) of the Warrants, and authorizes the Institute to exercise the Warrants in full to purchase 235,000 shares of Company common stock.

This Waiver Agreement shall not apply to or impact any other outstanding warrant agreements of the Company.

In witness whereof, this Waiver Agreement is executive by the parties set forth below, effective October 29, 2024.

Catheter Precision, Inc.

By:	/s/ Margrit Thomassen
Its:	Interim CFO
Date:	October 29, 2024

Accepted and Agreed to:

Jenkins Family Institute

By:	/s/ Casey Jenkins
Its:	Trustee
Date:	October 29, 2024